As filed with the Securities and Exchange Commission on December 7, 1999
                                                      Registration No. 333-79357
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                   FORM S-1/A
                               SIXTH AMENDMENT TO
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                    WORDCRUNCHER INTERNET TECHNOLOGIES, INC.
                         (Name of issuer in its charter)
                                 ---------------
Nevada                                  7379                          84-1370590
(State of incorporation)    (Primary Standard Industrial       (I.R.S. Employer
                             Classification Code Number)     Identification No.)

                          405 East 12450 South, Suite B
                               Draper, Utah 84020
                                 (801) 816-9904
    (Address and telephone number of registrant's principal executive offices and principal place of business)

                                ----------------
                                 Kenneth W. Bell
                          405 East 12450 South, Suite B
                               Draper, Utah 84020
                                 (801) 816-9904
            (Name, Address and telephone number of agent for service)
                                ----------------
                                   Copies to:

                            Scott R. Carpenter, Esq.
                             Parsons Behle & Latimer
                        201 South Main Street, Suite 1800
                           Salt Lake City, Utah 84111
                                 (801) 532-1234

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after the registration statement becomes effective.

If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following boxes and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following boxes and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

We hereby amend this registration statement on such a date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                         SUBJECT TO COMPLETION, DATED DECEMBER 7, 1999
--------------------------------------------------------------------------------


The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                              WORDCRUNCHER INTERNET
                               TECHNOLOGIES, INC.
                              a Nevada corporation

                        2,689,447 shares of common stock
                                $0.001 per share



         This is a public offering of 2,689,447 shares of the common stock of WordCruncher Internet Technologies, Inc. All of the shares being offered, when sold, will be sold by certain selling stockholders as identified in this prospectus. We will not receive any of the proceeds from the sale of the shares. However, we will receive proceeds from the exercise of warrants which can be exercised by certain of the selling stockholders. Our common stock is currently traded over the counter under the symbol "WCTI." The last reported sales price of the common stock on that market on December 3, 1999 was $3.69 per share. We have submitted an application to list our common stock on the NASDAQ System under the symbol "WCTI."


                            _________________________


Investing in the shares involves certain risks. See "Risk Factors" beginning on page 7.

                            _________________________


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            _________________________


                                DECEMBER 7, 1999

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 13.  Other Expenses Of Issuance And Distribution

         The following table sets forth the expenses payable by us in connection with the sale of the shares. All the amounts shown are estimates except for the registration fee:

         Securities and Exchange  Commission  Registration Fee . . . . .$ 3,837
         NASDAQ  Fees  . . . . . . . . . . . . . . . . . . . . . . . . .$ 6,000
         Printing and  Engraving  Expenses . . . . . . . . . . . . . . $ 10,000
         Legal and  Accounting  Fees and  Expenses . . . . . . . . . . $ 50,000
         Blue Sky Qualification  Fees and Expenses . . . . . . . . . . $ 15,000
         Transfer  Agent and Registrar Fees and Expenses . . . . . . .  $ 3,000
         Miscellaneous  .  . . . . . . . . . . . . . . . . . . . . . . .$ 1,500
                                                                       =========
         Total:                                                         $89,337


Item 14.  Indemnification of Directors and Officers

         Pursuant to Nevada Revised Statutes Section 78.7502 and 78.751, our Articles of Incorporation and bylaws provide for the indemnification of our officers and directors. Mandatory indemnification is required for present and former directors. However, the director must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful. Advances for expenses may be made if the director affirms in writing that he believes he has met the standards and that he will personally repay the expense if it is determined he did not meet the standards. We provide permissive indemnification for officers, employees or agents. Our Board must approve such indemnification and the standards and limitations are the same as for a director.

         We will not indemnify a director or officer adjudged liable due to his negligence or willful misconduct toward us, adjudged liable to us, or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding. Also, we are authorized to purchase insurance on behalf of an individual for liabilities incurred whether or not we would have the power or obligation to indemnify him pursuant to our bylaws.

Item 15.  Recent Sales of Unregistered Securities

         The following discussion describes all securities we have sold within the past three years without registration:

         On May 16, 1997 we issued 1,500,000 shares of common stock for $1,500 in cash to Carol N. Purcell and Wilford Purcell, the founders of Dumanis, Inc. Beginning on May 15 and ending on June 11, 1997 we sold 1,500,000 shares of common stock at $.05 per share, for an aggregate offering amount of $75,000 pursuant to Rule 504 of Regulation D of the Securities Act. On July 14, 1998, the Company issued an aggregate of 2,433,334 shares of common stock to the stockholders of WordCruncher Publishing in a merger of that company into ours. On July 1, 1998, we issued 13,500 shares of common stock, valued at $12,960, to
M. Daniel Lunt, one of our officers and directors, in satisfaction of a note we issued to Mr. Lunt. On October 30, 1998 we issued an aggregate of 39,000 shares of common stock, for $70,200, to four individuals in consideration for services they provided to us. Specifically, 29,000 restricted shares were issued to Timothy J. Riker, 5,000 shares to Peter T. Stoop, and 5,000 shares to Robert J. Stevens. On December 29, 1998, we issued 13,000 shares of common stock to Jeffrey B. Peterson to acquire certain intellectual property rights held by Mr. Peterson. We valued those shares at $35,000. In November 1998, we issued 25,000 shares of common stock to Universal Business Insurance in satisfaction of insurance premiums we owed to it. We valued those shares at $25,000. On February 8 and March 15, 1999, we issued an aggregate of 6,300 shares of Series A Preferred Stock to eight persons pursuant to a purchase agreement. The Series A Preferred Stock was issued for an aggregate of $6.3 million.

         In connection with each of these isolated issuances of our securities, we believe that each purchaser (i) was aware that the securities had not been registered under federal securities laws, (ii) acquired the securities for its own account for investment purposes and not with a view to or for resale in connection with any distribution for purposes of the federal securities laws,
(iii) understood that the securities would need to be indefinitely held unless registered or an exemption from registration applied to a proposed disposition and (iv) was aware that the certificate representing the securities would bear a legend restricting their transfer. We believe that, in light of the foregoing, the sale of our securities to the respective acquirers did not constitute the sale of an unregistered security in violation of the federal securities laws and regulations by reason of the exemptions provided under Sections 3(b) and 4(2) of the Securities Act, and the rules and regulations promulgated thereunder.

Item 16.  Exhibits and Financial Statement Schedules

         (a)  Exhibits

         Exhibit Number        Description


             2.1**      Agreement and Plan of Reorganization between the Company
                        and WordCruncher  Publishing  Technologies,  Inc., dated
                        July 14 1998
             3.1**      Articles of Incorporation of the Company
             3.2**      Articles of Merger, filed June 20, 1998
             3.3**      Articles of Merger, filed July 15, 1998
             3.4**      Articles of Merger
             3.5**      Certificate of Amendment, filed February 1, 1999
             3.6**      Bylaws of the Company
             4.1**      Reference is made to Exhibit 3.4
             4.2**      Specimen of Common Stock Certificate
             5.1*       Opinion of Parsons Behle & Latimer
             10.1**     Lease  between  the  Company  and SLT  III,  LLC,  dated
                        December 24, 1998
             10.2**     License  Agreement between the Company and Brigham Young
                        University, dated February 14, 1997
             10.3**     Purchase  Agreement  between  the Company and Jeffrey B.
                        Petersen, dated December 28, 1998
             10.4**     Employment  Agreement between the Company and Kenneth W.
                        Bell, dated September 1, 1998
             10.5**     Employment  Agreement  between  the Company and James W.
                        Johnston, dated September 1, 1998
             10.6**     Employment  Agreement  between the Company and M. Daniel
                        Lunt, dated September 1, 1998
             10.7**     Employment  Agreement  between  the Company and Peter T.
                        Stoop
             10.8**     Preferred Stock Purchase  Agreement  between the Company
                        and certain Series A Preferred investors, dated February
                        8, 1999

             10.9**     Letter  Amendment  Regarding  Preferred  Stock  Purchase
                        Agreement, dated April 21, 1999
             10.10**    Escrow  Agreement  among the Company,  the Goldstein Law
                        Group and certain  Series A Preferred  Investors,  dated
                        February 8, 1999
             10.11**    Registration  Rights  Agreement  among the  Company  and
                        certain Series A Preferred Investors,  dated February 8,
                        1999
             10.12**    Form of  Warrant  issued to certain  Series A  Preferred
                        Investors on February 8, 1999
             10.13**    Warrant  issued to Placement  Agent,  dated  February 8,
                        1999
             10.14**    Dataware License Agreement, dated July 1999
             10.15**    Pittard Sullivan Contract, dated July 1999
             10.16**    Digital Boardwalk Agreement, dated July 1999
             10.17**    Acsiom, Inc. Consulting Agreement, dated July 1999
             11.11**    Statement re computation of earnings per share
             23.1**     Consent of Parsons Behle & Latimer
             23.2**     Consent of Crouch, Bierwolf & Chisholm
             24.1**     Power of Attorney (see signature page)
             27.1**      Financial Data Schedule
_________________________
*     Filed herewith
**   Previously filed





Item 17.  Undertakings

         Pursuant to Rule 415, the undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 242(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement:

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused the amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake, State of Utah, on December 7, 1999.




WORDCRUNCHER INTERNET TECHNOLOGIES, INC.
a Nevada Corporation



By:       /s/
   -----------------------------------------------
      M.  Daniel Lunt
      President, Chief Executive Officer, Director

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints M. Daniel Lunt and Kenneth W. Bell, and each of them, his attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments (including posteffective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, the amended registration statement has been signed by the following persons in the capacities and on the dates indicated.



By:      /s/                                               Date:  April 29, 1999
   ------------------------------------------
   James W.  Johnston
   Chairman of the Board, Executive Vice President


By:      /s/                                               Date:  April 29, 1999
   -------------------------------------------
   Kenneth W.  Bell
   Senior Vice President, Chief Financial Officer,
   Treasurer, Secretary, Director


By:     /s/                                                Date:  April 29, 1999
   -------------------------------------------
   M. Daniel Lunt
   President, Chief Executive Officer, Director